Exhibit 5(b)

MONY Life Insurance Company

1290 Avenue of the Americas

New York, New York 10104

August 4, 2004

Board of Directors

MONY Life Insurance Company of America

1290 Avenue of the Americas

New York, NY 10104

To the Board of Directors:

In my capacity as Vice President-Chief Tax Counsel of MONY Life Insurance Company, I have reviewed the tax disclosure contained in Post-Effective Amendment No. 1 to Form S-1 on Form S-2 of MONY Life Insurance Company of America (the “Company”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933. Such amendment describes the Company’s Guaranteed Interest Account with Market Value Adjustment under certain flexible payment variable annuity contracts issued by the Company.

After such review, I have passed upon the description of legal matters relating to the federal tax laws. In arriving at the foregoing opinion, I have made such examination of law as in my judgment is necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the aforesaid registration statement and to the reference to me under the caption “Legal Matters” in said registration statement.

Very truly yours,

/S/ ROBERT LEVY
Robert Levy Vice President-Chief Tax Counsel